Exhibit 99.1

1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact:
MDC GROUP
Investors:
David Castaneda or Arsen Mugurdumov
414.351.9758
Media:
Susan Roush
747.222.7012

Lilis Energy Secures Credit Facility With Heartland Bank For Up To $50 Million

Capital Provides Foundation For Company’s Drilling And Acquisition Programs

Denver, January 13, 2015 – Lilis Energy (NASDAQ: LLEX), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin (DJ Basin), today announced that it has secured a credit facility with Heartland Bank in Little Rock, Arkansas as administrative agent for up to $50 million.

"We believe that the current oil and gas market provides tremendous opportunities to pursue acquisitions of producing and reserve-rich assets at favorable valuations in the DJ Basin and in other attractive opportunities throughout North America. Our number one priority is to utilize this capital to increase production and drive reserve growth,” stated Avi Mirman, CEO of Lilis Energy. “I would like to thank the Heartland Bank team and especially Greg White, Senior Credit Analyst, and Phil Thomas, Chief Lending Officer, for their efforts in helping us put together this financing package that we believe will allow us to continue to execute on our business strategy."

The Credit Agreement provides for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, which principal amount may be increased to a maximum principal amount of $50,000,000, subject to certain conditions, including lender approval of additional advances. The credit facility will bear interest at the Prime Rate plus an applicable margin ranging from 6.25% to 8.5%. Funds borrowed under the agreement are designated to be used to purchase oil and gas assets, fund certain lender-approved development projects, fund a debt service reserve account, pay all costs and expenses arising in connection with the negotiation and execution of the credit agreement, and fund the company’s general working capital needs. The credit facility has a maturity date of January 8, 2018, with all outstanding principal due at maturity, subject to a 3% prepayment premium on prepayments made prior to January 8, 2016. The amount the Company can borrow under the credit facility is based upon a debt-to-EBITDAX calculation and a debt coverage ratio based on the value of oil and gas reserves. All of Lilis Energy's assets, including all of its properties, have been designated as collateral under the arrangement.

The Company paid a nonrefundable commitment fee to Heartland Bank in the amount of $75,000 in connection with the loan, and agreed to issue to Heartland Bank 75,000 five-year warrants at $2.50 per share, for every $1 million funded. An initial warrant to purchase up to 225,000 shares of the Company’s common stock was issued in connection with closing.

Roth Capital Partners sourced the credit facility and acted as exclusive financial advisor to Lilis Energy in the transaction. Please see the Company's Current Report on Form 8-K to be filed with the SEC on January 13, 2015 for additional details regarding the credit facility.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin, where it holds approximately 93,000 gross, 84,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group (414) 351-9758 or visit www.lilisenergy.com.

Forward-Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.